UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2005
Date of report (Date of earliest event reported):

GERMAN AMERICAN BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or other jurisdiction of incorporation)	0-11244 (Commission File Number)	35-1547518 (IRS Employer Identification No.)

711 Main Street Box 810 Jasper, Indiana (Address of Principal Executive Offices)	47546 (Zip Code)

(812) 482-1314
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported by Item 1.01 of its Current Report on Form 8-K filed March 22, 2005, on March 17, 2005 (but effective as of February 28, 2005), German American Bancorp (the (“Company”) and JPMorgan Chase Bank, N.A., executed and delivered to each other a Loan Agreement, and the Company executed and delivered to the Lender a Revolving Note pursuant to the Loan Agreement to evidence its obligations for amounts borrowed thereunder. Pursuant to the Loan Agreement, the Lender modified and extended a revolving line of credit that the Lender’s predecessor bank had originated in the Company’s favor in March 2003, which line of credit was scheduled to expire in March 2005.

The most notable modification to the terms of the line of credit, as renewed, is an increase in the credit limit from $15 million to $20 million. Of the $20 million of credit available under the renewed line of credit established by the Loan Agreement, the Lender advanced $12 million to the Company as of February 28, 2005, in order to renew the indebtedness for advances that had been made under the prior line of credit. The renewed line of credit established by the Loan Agreement expires on August 31, 2006, at which time all amounts borrowed thereunder will become due and payable.

Under the Loan Agreement and Revolving Note, the Company is obligated to pay the Lender interest on amounts advanced under the line of credit based upon 90-day LIBOR plus 1.25%, with a commitment fee ranging from 0.15% to 0.30% on the unused portion of the line of credit.

The Loan Agreement includes usual and customary covenants and conditions, including a covenant that requires that the Company maintain the capital ratios of the Company and of its affiliate banks at levels that would be considered “well-capitalized” under the prompt corrective action regulations of the federal banking agencies.

Item 8.01    Other Events.

As previously disclosed by the Company in its quarterly report on Form 10-Q for the quarter ended September 30, 2004, and in its annual report on Form 10-K for the year ended December 31, 2004, the Company during 2004 underwent an audit by the Indiana Department of Revenue (“Department”), during which representatives of the Department indicated that the Department may seek to assess the Company for financial institutions tax, based on the Department’s proposed inclusion in the Company’s returns of the income of certain investment subsidiaries in the state of Nevada that were formed during 2001 by four of the Company’s banking subsidiaries.  The state of Nevada has no state or local income tax. The Company has now received notices of proposed assessments of unpaid financial institutions tax for the years 2001 and 2002 of approximately $691,000 ($456,000 net of federal tax), including interest and penalties of approximately $100,000. The Company intends to file a protest with the Department contesting the proposed assessments and to vigorously defend its position that the income of the Nevada subsidiaries is not subject to the Indiana financial institutions tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP By: /s/ Mark A. Schroeder Mark A. Schroeder, President

Dated:  March 23, 2005